Exhibit 99.1

For Immediate Release Contact: John E. Vollmer III

SVP & Chief Financial Officer

Patterson-UTI Energy, Inc. (214) 360-7800

Patterson-UTI Energy Reports Record Financial Results
For Second Quarter of 2006
Board Authorizes Stock Buyback Increase of $250 million

SNYDER, Texas – August 3, 2006 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today announced record results for the second quarter ended June 30, 2006. Net income for the quarter increased by 132 percent to $172 million, or $1.00 per share, from $74 million, or $0.43 per share, for the second quarter ended June 30, 2005. Revenues for the quarter were up by 63 percent to $637 million, compared to $390 million for the second quarter of 2005.

Net income for the six months ended June 30, 2006 increased by 151 percent to $331 million, or $1.91 per share, from $132 million, or $0.77 per share, for the six months ended June 30, 2005. Revenues for the six-month period were up by 67 percent to $1.23 billion, compared to $741 million for the comparable six-months of 2005.

The Company also announced that it has completed the purchase of $200 million of the Company’s common stock pursuant to a previously announced stock buyback program and that the Company’s Board of Directors has approved an increase in the Company’s stock buyback program, authorizing future purchases of up to $250 million of the Company’s common stock in open market or privately negotiated transactions. Additionally, the Company has increased its revolving credit facility from $200 million to $375 million. This facility may be used for general corporate purposes, including purchases of the Company’s common stock.

The Company also declared a quarterly cash dividend on its Common Stock of $0.08 per share, to be paid to holders of record as of September 14, 2006 and will be paid on September 29, 2006.

Cloyce A. Talbott, Patterson-UTI’s President and Chief Executive Officer, commented, “The combination of continued demand and scarcity of land-based drilling rigs resulted in further increases in prices during the just completed quarter. Average revenues per operating day increased by $940 to a record $19,780 and our average margins per operating day grew by $800 to $10,980, compared to the quarter ended March 31, 2006.

Mr. Talbott stated, “Demand for our drilling services continues to exceed the supply of available rigs. As a result, the pricing for our drilling rigs has continued to improve but the current gas storage overhang has moderated the rate of increase.

He added, “During the second quarter of 2006 we had an average of 295 rigs operating, including 286 in the U.S. and 9 in Canada. Compared to the first quarter of 2006, our average rigs working increased by 4 in the U.S. and decreased by 9 in Canada. The decrease in Canada reflects the decrease in Canadian drilling activity resulting from the annual spring breakup.

Based upon the continuing strong demand, we are maintaining our program of refurbishing approximately 30 drilling rigs during 2006, including 17 that have been completed so far this year,” Mr. Talbott added.

Commenting on the increase in the stock buyback program, Mark S. Siegel, Chairman of Patterson-UTI Energy, stated, “Our decision to increase the stock buyback program demonstrates continued confidence in the Company’s strong cash flow and our continuing commitment to deploy excess capital in a manner beneficial to shareholders. During the second quarter of 2006 the Company completed its previously authorized stock buyback program of $200 million with the purchase of 6.7 million shares of the Company’s Common Stock.

Mr. Siegel added, “We continue to maintain a strong balance sheet and as of June 30, 2006 we had $353 million in working capital and no long-term debt.”

All references to “net income per share” in this press release are diluted earnings per common share as defined within the Statement of Financial Accounting Standards No. 128.

The Company will hold its quarterly conference call to discuss first quarter results today at 11:00 a.m. Eastern (10:00 a.m. Central and 8:00 a.m. Pacific). This call is being Webcast and can be accessed through Patterson-UTI’s Web site at www.patenergy.com or at www.streetevents.com in the Individual Investor Center. Replay of the conference call Webcast will be available through August 17, 2006 at www.patenergy.com and telephone replay of the call will be available through August 7, 2006.

About Patterson-UTI

Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 403 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, South Dakota and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has an exploration and production business.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
REVENUES	$636,813	$389,922	$1,234,546	$740,515
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion and impairment)	305,250	219,071	597,515	431,020
Depreciation, depletion and impairment	47,481	37,559	91,030	72,774
Selling, general and administrative	12,840	9,919	25,651	19,592
Bad debt expense	600	143	1,200	366
Embezzled funds and related expenses	673	5,156	4,453	6,762
Other	1,056	1,423	185	1,517

Total Costs and Expenses	367,900	273,271	720,034	532,031

OPERATING INCOME	268,913	116,651	514,512	208,484

OTHER INCOME (EXPENSE)
Interest expense	(55)	(57)	(113)	(123)
Interest income	2,280	634	4,631	1,067
Other	59	16	143	20

Total Other Income	2,284	593	4,661	964

INCOME BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE IN
ACCOUNTING PRINCIPLE	271,197	117,244	519,173	209,448
INCOME TAX EXPENSE	99,507	43,218	188,914	77,202

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	171,690	74,026	330,259	132,246
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF RELATED
TAX EXPENSE OF $398	—	—	687	—

NET INCOME	$171,690	$74,026	$330,946	$132,246

NET INCOME PER COMMON SHARE
Basic	$1.02	$0.44	$1.94	$0.78

Diluted	$1.00	$0.43	$1.91	$0.77

AVERAGE COMMON SHARES OUTSTANDING
Basic	168,894	169,992	170,351	169,378

Diluted	171,522	173,162	172,949	172,648

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005

Contract Drilling:
Revenues	$530,349	$329,503	$1,039,053	$624,892
Direct operating costs (excluding depreciation)	$235,902	$180,185	$469,676	$355,651
Selling, general and administrative	$1,733	$1,199	$3,521	$2,415
Operating days	26,810	24,074	53,810	47,731
Average revenue per operating day	$19.78	$13.69	$19.31	$13.09
Average direct operating costs per operating day	$8.80	$7.48	$8.73	$7.45
Average margin per operating day	$10.98	$6.21	$10.58	$5.64
Number of owned rigs at end of period	403	397	403	397
Average number of rigs owned during period	403	396	403	393
Average rigs operating	295	265	297	264
Rig utilization percentage	73%	67%	74%	67%
Capital expenditures	$124,909	$74,643	$224,286	$132,378

Pressure Pumping:
Revenues	$36,010	$22,025	$67,338	$38,718
Direct operating costs (excluding depreciation)	$17,935	$12,622	$35,585	$22,986
Selling, general and administrative	$3,152	$2,192	$6,138	$4,394
Total jobs	3,017	2,345	5,728	4,254
Average revenue per job	$11.94	$9.39	$11.76	$9.10
Average costs per job	$5.94	$5.38	$6.21	$5.40
Average margin per job	$6.00	$4.01	$5.55	$3.70
Capital expenditures	$10,652	$7,075	$19,679	$14,733

Drilling and Completion Fluids:
Revenues	$59,877	$29,587	$109,058	$58,993
Direct operating costs (excluding depreciation)	$46,049	$23,846	$84,235	$47,795
Selling, general and administrative	$2,592	$2,367	$5,032	$4,562
Total jobs	532	503	1,019	1,030
Average revenue per job	$112.55	$58.82	$107.02	$57.27
Average costs per job	$86.56	$47.41	$82.66	$46.40
Average margin per job	$25.99	$11.41	$24.36	$10.87
Capital expenditures	$979	$766	$1,930	$1,352

Oil and Natural Gas Production and Exploration:
Revenues	$10,577	$8,807	$19,097	$17,912
Direct operating costs (excluding depreciation, depletion and impairment)	$5,364	$2,418	$8,019	$4,588
Selling, general and administrative	$728	$552	$1,366	$1,053
Capital expenditures	$5,856	$3,407	$10,717	$8,428

Corporate and Other:
Selling, general and administrative	$4,635	$3,609	$9,594	$7,168
Bad debt expense	$600	$143	$1,200	$366
Other operating (including gain or loss on sale of assets)	$1,056	$1,423	$185	$1,517
Embezzled funds and related expenses	$673	$5,156	$4,453	$6,762
Capital expenditures	$135	$108	$135	$5,308
Total capital expenditures, excluding acquisitions	$142,531	$85,999	$256,747	$162,199

	June 30,	December 31,
	2006	2005

Selected Balance Sheet Data (Unaudited):
Cash and cash equivalents	$18,992	$136,398
Current assets	$623,490	$637,857
Total assets	$1,942,195	$1,795,781
Current liabilities	$270,033	$255,409
Long-term debt, less current maturities	$—	$—
Working capital	$353,457	$382,448